UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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[ ]	Definitive Proxy Statement

[ X ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

DWS RREEF REAL ESTATE FUND, INC.

(Name of Registrant as Specified In Its Charter)

 ______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DWS RREEF REAL ESTATE FUND, INC. (“SRQ”)

345 Park Avenue

New York, NY 10154

April 17, 2009

Dear Stockholders of DWS RREEF Real Estate Fund, Inc.:

We recently mailed to you proxy materials for the upcoming Special Meeting of Stockholders of DWS RREEF Real Estate Fund, Inc. (the “Fund” or “SRQ”), to be held on May 20, 2009. In these materials, your Board of Directors is asking you to use the White Proxy Card to authorize your proxy "FOR" a proposal to liquidate all of the assets of the Fund and dissolve the Fund. We hope you will take a moment to review these materials and to authorize your proxy in accordance with your Board of Directors' recommendations. Please also see the enclosed supplemental proxy information.

Why you should vote the White Proxy Card to approve the Fund's liquidation proposal.

Over the past year, the Fund has experienced a substantial decline in assets. As a result of this decline, the Fund has experienced increasing expense ratios. The Fund has also been trading at a significant discount to net asset value. After careful consideration of the circumstances and the recommendation of the Fund manager, your Board has determined that liquidation of the Fund now is in the best interests of stockholders, and the Board has unanimously approved the plan of liquidation.

Approval of the liquidation proposal will allow you to:

-	Exit the Fund at its net asset value upon liquidation

-	Realize the value of any trading discount

-	Reinvest the proceeds in an investment of your own choosing

You may receive proxy solicitation material from Stewart R. Horejsi on behalf of the Susan L. Ciciora Trust. Mr. Horejsi is an investor who manages or controls a series of closed end funds.Do not be confused. Mr. Horejsi is seeking to stop the liquidation so that he may gain control of the Fund and appoint himself as manager of the Fund. Mr. Horejsi has a long history of taking over the management of closed end funds, increasing the management fee paid by the shareholders and changing the investment objectives and strategies of the funds. We believe that if Mr. Horejsi is successful in his attempt to take over your Fund, he will follow his past practice and change the investment objectives and strategies of the Fund to suit his own needs and increase the management fees you pay.

Rather than turn over your assets to the Horejsi entities, we believe that you should be able to receive net asset value for your shares in the liquidation and have the option to reinvest those funds in an investment of your choosing.

We urge you to support the liquidation by completing, signing and dating the enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by telephone or internet by following the instructions on the enclosed card. If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares (as it has in past annual meetings) unless you complete, sign, date and return the proxy voting form it will send you. Please do not sign or vote any green or other color proxy card sent to you by Horejsi or his associates. If you have already returned a green or other color proxy card from Horejsi and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card. If you have already returned the White Proxy Card, we thank you for your support.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR the liquidation.

We thank you for your continued support.

Sincerely,

The Board of Directors of DWS RREEF Real Estate Fund, Inc.

John W. Ballantine	William McClayton
Henry P. Becton, Jr.	Rebecca W. Rimel
Dawn-Marie Driscoll	Axel Schwarzer
Keith R. Fox	William N. Searcy, Jr.
Paul K. Freeman	Jean Gleason Stromberg
Kenneth C. Froewiss	Robert H. Wadsworth

Richard J. Herring

If you have questions or need assistance in voting your shares, please call:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(800) 849-4134 (Toll Free)

Revised Proxy Statement Beneficial Ownership Information for DWS RREEF Real Estate Fund, Inc.

The “Security Ownership of Certain Beneficial Owners and Management” section of the Fund’s proxy statement is hereby replaced with the following updated information:

According to SEC Schedule 13F, 13G, and 13D/A filings made as of March 27, 2009, the following stockholders owned beneficially more than 5% of the Fund’s outstanding stock. Unless otherwise indicated, each stockholder has sole voting and dispositive power with respect to the common or preferred shares beneficially owned by such stockholder.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Susan L. Ciciora Trust, c/o Alaska Trust Company, 1029 West Third Avenue, Suite 510, Anchorage, AK 99501	2,179,904 shares	13.87%
Auction Preferred Stock	UBS AG, Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland	1,096 shares	78.29%*

* Holdings reported on Schedule 13G on February 10, 2009 by UBS AG, for the benefit and on behalf of UBS Securities LLC and UBS Financial Services Inc., two-wholly owned subsidiaries of UBS AG to which UBS AG has delegated portions of its performance obligations with respect to the Auction Rate Securities Rights issued by UBS AG to certain clients and pursuant to which the securities reported herein have been purchased from such clients. UBS AG shares voting and dispositive power with respect to the auction preferred stock.

Except as noted above, to the best of the Fund’s knowledge, as of March 27, 2009, no other person beneficially owned more than 5% of the Fund’s outstanding stock.